Exhibit 99.1

COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Brixmor Operating Partnership LP and Subsidiaries
For the years Ended December 31, 2013 and 2012 (successor), the period from June 28, 2011 through December 31, 2011 (successor) and the period from January 1, 2011 through June 27, 2011 (predecessor) With Report of Independent Auditors

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Page
COMBINED CONSOLIDATED STATEMENTS

Report of Ernst & Young LLP, Registered Public Accounting Firm	2

Consolidated Balance Sheets as of December 31, 2013 and 2012	3

Combined Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011	4

Combined Consolidated Statements of Comprehensive Loss for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011	5

Combined Consolidated Statement of Changes in Partners' Capital for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011	6

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011	7

Notes to Combined Consolidated Financial Statements	8

- -1 -

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Brixmor Operating Partnership LP and Subsidiaries

We have audited the accompanying consolidated balance sheets of Brixmor Operating Partnership LP and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, comprehensive loss, changes in capital, and cash flows for each of the years ended December 31, 2013 and 2012 (Successor) and for the periods from June 28, 2011 through December 31, 2011 (Successor) and January 1, 2011 through June 27, 2011 (Predecessor). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brixmor Operating Partnership LP and Subsidiaries at December 31, 2013 and 2012, and the combined consolidated results of its operations and its cash flows for each of the years ended December 31, 2013 and 2012 (Successor) and the periods from June 28, 2011 through December 31, 2011 (Successor) and January 1, 2011 through June 27, 2011 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
New York, New York
September 15, 2014

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit information)

	Successor
	December 31, 2013	December 31, 2012
Assets
Real estate
Land	$2,055,802	$1,915,667
Buildings and improvements	8,781,926	7,978,759
	10,837,728	9,894,426
Accumulated depreciation and amortization	(1,190,170)	(796,296)
Real estate, net	9,647,558	9,098,130

Investments in and advances to unconsolidated joint ventures	9,205	16,038
Cash and cash equivalents	113,006	97,481
Restricted cash	75,457	90,160
Marketable securities	21,907	24,681
Receivables, net	178,505	156,944
Deferred charges and prepaid expenses, net	105,522	95,118
Other assets	19,650	19,358
Total assets	$10,170,810	$9,597,910

Liabilities
Debt obligations, net	$5,981,289	$6,499,356
Financing liabilities, net	175,111	174,440
Accounts payable, accrued expenses and other liabilities	709,519	632,110
Total liabilities	6,865,919	7,305,906

Redeemable non-controlling interests	21,467	21,467

Commitments and contingencies	—	—

Capital
Partnership common units; 304,230,758 and 240,905,467 units outstanding	3,108,398	2,269,203
Series A interest	180,386	—
Accumulated other comprehensive loss	(6,797)	(36)
Total partners' capital	3,281,987	2,269,167
Non-controlling interests	1,437	1,370
Total capital	3,283,424	2,270,537
Total liabilities and capital	$10,170,810	$9,597,910

The accompanying notes are an integral part of these combined consolidated financial statements.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31,	Period from January 1, 2011 through June 27,
	2013	2012	2011	2011
Revenues
Rental income	$887,819	$851,654	$429,365	$412,929
Expense reimbursements	242,939	225,848	112,416	114,879
Other revenues	16,135	11,233	5,331	7,588
Total revenues	1,146,893	1,088,735	547,112	535,396

Operating expenses
Operating costs	116,566	118,929	59,461	64,409
Real estate taxes	168,555	155,210	77,487	76,763
Depreciation and amortization	438,730	488,714	283,763	168,690
Provision for doubtful accounts	10,920	11,544	8,465	10,348
Impairment of real estate assets	1,531	—	—	—
Acquisition related costs	—	—	—	5,647
General and administrative	121,079	88,931	49,874	57,363
Total operating expenses	857,381	863,328	479,050	383,220

Other income (expense)
Dividends and interest	825	1,125	641	815
Interest expense	(343,311)	(376,414)	(199,221)	(189,380)
Gain on sales of real estate assets and acquisition of joint venture interest	2,223	501	—	—
Gain (loss) on extinguishment of debt, net	(20,063)	—	917	—
Other	(11,004)	(513)	1,224	(3,732)
Total other income (expense)	(371,330)	(375,301)	(196,439)	(192,297)

Loss before equity in income of unconsolidated joint ventures	(81,818)	(149,894)	(128,377)	(40,121)
Equity in income (loss) of unconsolidated joint ventures	1,167	687	(160)	(381)
Impairment of investments in unconsolidated joint ventures	—	(314)	—	—
Loss from continuing operations	(80,651)	(149,521)	(128,537)	(40,502)

Discontinued operations:
Income (loss) from discontinued operations	3,504	(2,438)	(5,762)	2,019
Gain on disposition of operating properties	3,392	5,369	—	—
Impairment on real estate held for sale	(45,122)	(13,599)	—	(8,608)
Loss from discontinued operations	(38,226)	(10,668)	(5,762)	(6,589)

Net loss	(118,877)	(160,189)	(134,299)	(47,091)

Non-controlling interests
Net income attributable to non-controlling interests	(1,355)	(1,306)	(653)	(752)

Net loss attributable to Brixmor Operating Partnership LP	$(120,232)	$(161,495)	$(134,952)	$(47,843)

Net income (loss) attributable to:
Series A interest	$3,451	$—	$—	$—
Partnership common units	(123,683)	(161,495)	(134,952)	(47,843)
Net loss attributable to Brixmor Operating Partnership LP	$(120,232)	$(161,495)	$(134,952)	$(47,843)

The accompanying notes are an integral part of these combined consolidated financial statements.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31,	Period from January 1, 2011 through June 27,
	2013	2012	2011	2011
Net loss	$(118,877)	$(160,189)	$(134,299)	$(47,091)
Other comprehensive income (loss)
Unrealized loss on interest rate hedges	(6,795)	—	—	—
Unrealized gain (loss) on marketable securities	34	(80)	44	20

Comprehensive loss	(125,638)	(160,269)	(134,255)	(47,071)

Comprehensive income attributable to non-controlling interests	(1,355)	(1,306)	(653)	(752)

Comprehensive loss attributable to Brixmor Operating Partnership LP	$(126,993)	$(161,575)	$(134,908)	$(47,823)

Comprehensive income (loss) attributable to:
Series A interest	$3,451	$—	$—	$—
Partnership common units	(130,444)	(161,575)	(134,908)	(47,823)
Comprehensive loss attributable to Brixmor Operating Partnership LP	$(126,993)	$(161,575)	$(134,908)	$(47,823)

The accompanying notes are an integral part of these combined consolidated financial statements.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL
(in thousands)

Predecessor (Combined Consolidated) For the Period January 1, 2011 through June 27, 2011
	CNP Net Investment	Series A Interest	Accumulated Other Comprehensive Income (loss)	Non-Controlling Interests	Total
Beginning balance, January 1, 2011	$1,956,471	$—	$(5)	$1,352	$1,957,818
Contributions	4,377	—	—	—	4,377
Distributions	(36,725)	—	—	—	(36,725)
Other reclassification adjustment	2	—	—	—	2
Unrealized gain on marketable securities	—	—	20	—	20
Non-controlling interest	—	—	—	(28)	(28)
Net income (loss)	(47,843)	—	—	116	(47,727)
Ending balance, June 27, 2011	$1,876,282	$—	$15	$1,440	$1,877,737

Successor (Consolidated) For the Period June 28, 2011 through December 31, 2011
	Partnership Common Units	Series A Interest	Accumulated Other Comprehensive Income	Non-Controlling Interest	Total
Beginning balance, June 28, 2011	$—	$—	$—	$—	$—
Contributions from partners	2,209,125	—	—	—	2,209,125
Equity based compensation expense	1,070	—	—	—	1,070
Non-cash contribution of basis step-up	328,826	—	—	—	328,826
Unrealized gain on marketable securities	—	—	44	—	44
Issuance of non-controlling interests in subsidiary	—	—	—	1,463	1,463
Net income (loss)	(134,952)	—	—	6	(134,946)
Ending balance, December 31, 2011	$2,404,069	$—	$44	$1,469	$2,405,582

Successor (Consolidated) For the Year Ended December 31, 2012
	Partnership Common Units	Series A Interest	Accumulated Other Comprehensive Income (loss)	Non-Controlling Interest	Total
Beginning balance, January 1, 2012	$2,404,069	$—	$44	$1,469	$2,405,582
Contributions from partners	20,209	—	—	—	20,209
Distributions to non-controlling interests	—	—	—	(114)	(114)
Equity based compensation expense	6,420	—	—	—	6,420
Unrealized loss on marketable securities	—	—	(80)	—	(80)
Net income (loss)	(161,495)	—	—	15	(161,480)
Ending balance, December 31, 2012	$2,269,203	$—	$(36)	$1,370	$2,270,537

Successor (Consolidated) For the Year Ended December 31, 2013
	Partnership Common Units	Series A Interest	Accumulated Other Comprehensive loss	Non-Controlling Interest	Total
Beginning balance, January 1, 2013	$2,269,203	$—	$(36)	$1,370	$2,270,537
Contributions from partners	893,860	—	—	—	893,860
Distributions to partners	(59,359)	(10,000)	—	—	(69,359)
Issuance of Series A interest	(186,935)	186,935	—	—	—
Equity based compensation expense	36,395	—	—	—	36,395
Issuance of OP units for acquired properties	317,556	—	—	—	317,556
Change in value of credit swap liability	—	—	(6,795)	—	(6,795)
Unrealized gain on marketable securities	—	—	34	—	34
Declared but unpaid dividends and distributions	(38,639)	—	—	—	(38,639)
Net income (loss)	(123,683)	3,451	—	67	(120,165)
Ending balance, December 31, 2013	$3,108,398	$180,386	$(6,797)	$1,437	$3,283,424
The accompanying notes are an integral part of these combined consolidated financial statements.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Successor (Consolidated)			Predecessor (Combined Consolidated)
	Year Ended December 31,		Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
	2013	2012
Operating activities:
Net loss	$(118,877)	$(160,189)	$(134,299)	$(47,091)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	450,279	510,435	298,698	179,371
Debt premium and discount amortization	(20,973)	(25,314)	(12,974)	(2,832)
Deferred financing cost amortization	10,831	10,272	4,812	5,166
Above and below market lease intangible amortization	(51,379)	(50,881)	(28,058)	(33,989)
Provisions of impairment	46,653	13,913	—	8,751
Gain on sale of real estate assets and acquisition of joint venture interest	(5,615)	(5,870)	—	(143)
Amortization of Class B units	36,395	6,420	1,070	999
Other	(1,165)	(687)	210	—
(Gain) loss on debt extinguishment, net	16,498	—	(917)	—
Changes in operating assets and liabilities:
Restricted cash	5,562	(8,144)	10,823	(18,103)
Receivables	(17,055)	(11,793)	(7,706)	15,635
Deferred charges and prepaid expenses	(22,826)	(24,422)	(5,992)	(18,368)
Other assets	2,901	(2,692)	—	4,769
Accounts payable, accrued expenses and other liabilities	759	18,461	(27,671)	22,928
Net cash provided by operating activities	331,988	269,509	97,996	117,093

Investing activities:
Acquisition of the Business	—	—	(1,335,799)	—
Building improvements	(150,461)	(177,213)	(56,855)	(59,073)
Acquisitions of real estate assets	(6,377)	(6,000)	—	—
Proceeds from sales of real estate assets	58,994	50,609	719	53,453
Distributions from unconsolidated joint ventures	593	1,640	1,434	3,233
Contributions to unconsolidated joint ventures	(25)	(1,496)	—	(2)
Change in restricted cash attributable to investing activities	8,108	16,266	7,370	(16,922)
Purchase of marketable securities	(12,731)	(21,913)	(12,953)	(10,984)
Proceeds from sale of marketable securities	15,538	19,608	9,053	11,453
Net cash used in investing activities	(86,361)	(118,499)	(1,387,031)	(18,842)

Financing activities:
Repayment of debt obligations and financing liabilities	(2,702,931)	(530,342)	(2,415,462)	(383,383)
Proceeds from debt obligations	57,000	360,000	1,542,000	163,000
Repayment of borrowings under unsecured revolving credit facility	(914,108)	—	—	—
Proceeds from borrowings under unsecured credit facility	2,534,286	—	—	—
Deferred financing costs	(27,529)	(7,256)	(39,243)	(921)
Change in restricted cash attributable to financing activities	—	—	100,123	(100,123)
Partners contribution	893,860	20,209	2,209,125	—
Contributions attributable to CNP net investment	—	—	—	4,377
Distributions attributable to CNP net investment	—	—	—	(36,725)
Partners distributions	(69,359)	—	—	—
Distributions to non-controlling interests and other	(1,321)	(1,758)	(1,890)	(798)
Net cash provided by (used in) financing activities	(230,102)	(159,147)	1,394,653	(354,573)

Change in cash and cash equivalents	15,525	(8,137)	105,618	(256,322)
Cash and cash equivalents at beginning of period	97,481	105,618	—	304,522
Cash and cash equivalents at end of period	$113,006	$97,481	$105,618	$48,200
Supplemental cash flow information, including non-cash investing and/or financing activities:
Cash paid for interest, net of amount capitalized	$342,950	$388,320	$217,445	$185,597
State and local taxes paid	2,013	2,754	—	—
Capitalized interest	4,968	1,661	292	254
Fair value of Operating Partnership units issued for acquisition of real estate assets	317,556	—	—	—
The accompanying notes are an integral part of these combined consolidated financial statements.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, unless otherwise stated)

1. Nature of Business and Financial Statement Presentation
Description of Business
Brixmor Operating Partnership LP and its consolidated subsidiaries (the “Operating Partnership”) were formed on June 28, 2011 for the purpose of owning, operating and managing grocery-anchored community and neighborhood shopping centers throughout the United States.

On February 28, 2011, Brixmor Property Group Inc. (“BPG”) agreed to purchase certain United States assets and management platform of Centro Properties Group (“CNP”) and its managed funds (collectively, the “Business”), which is referred to herein as the “Transaction.” On June 28, 2011, the Transaction was consummated, resulting in the BPG acquiring 585 properties for approximately $9.0 billion, net of cash acquired of $0.1 billion. The consideration for the Transaction included approximately $1.2 billion in cash and $7.8 billion of assumed indebtedness.

Initial Public Offering and IPO Property Transfers
On November 4, 2013, BPG, which owned 75.5% of the Operating Partnership as of December 31, 2013, completed an initial public offering (“IPO”) in which it sold approximately 47.4 million shares of its common stock, at an IPO price of $20.00 per share. BPG received net proceeds from the sale of shares in the IPO of approximately $893.9 million after deducting $54.9 million in underwriting discounts, expenses and transaction costs. Of the total proceeds received, $824.7 million was used to pay down amounts outstanding under the Operating Partnership's unsecured credit facility (see Note 6 for additional information).

In connection with BPG's IPO, the Operating Partnership acquired interests in 43 properties (the “Acquired Properties”) from certain investment funds affiliated with The Blackstone Group L.P. (together with such affiliated funds, “Blackstone”) in exchange for 15,877,791 common units of partnership interest (the “OP Units”) in the Operating Partnership having a value equivalent to the value of the Acquired Properties. In connection with the acquisition of the Acquired Properties, Operating Partnership repaid $66.6 million of indebtedness to Blackstone attributable to the Acquired Properties with a portion of the net proceeds of the IPO.

Also in connection with BPG's IPO, the Operating Partnership created a separate series of interest ("Series A") in the Operating Partnership that allocates to certain funds affiliated with The Blackstone Group L.P. and Centerbridge Partners, L.P. (owners of the Operating Partnership prior to the IPO) (the “pre-IPO owners”) all of the economic consequences of ownership of the Operating Partnership’s interest in 47 properties that the Operating Partnership historically held in its portfolio (the “Non-Core Properties”).  During 2013, 11 of the Non-Core Properties were disposed of. As of December 31, 2013, the Operating Partnership owned a 100% interest in 33 of the Non-Core Properties and a 20% interest in three of the Non-Core Properties.  On January 15, 2014, the Operating Partnership caused all but one of the Non-Core Properties to be transferred to the pre-IPO owners. The one remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance and, following such transfer, on March 28, 2014, the Series A was terminated. The operating results of the 44 wholly-owned Non-Core Properties are included in Discontinued operations in the Combined Consolidated Statements of Operations. The operating results of the remaining three Non-Core Properties, in which the Operating Partnership owned a 20% interest, are included in Equity in income of unconsolidated joint ventures within continuing operations in the Combined Consolidated Statements of Operations.

Basis of Presentation
The financial information included herein reflects the consolidated financial position of the Operating Partnership as of December 31, 2013 and 2012 and the consolidated results of its operations and cash flows for the years ended December 31, 2013 and 2012, the period from June 28, 2011 through December 31, 2011 as well as the combined consolidated results of its operations and cash flows for the period from January 1, 2011 through June 27, 2011.

For periods preceding the date of the Transaction, the financial information included herein reflects the combined consolidated financial position, results of operations and cash flows of the Business, which has been determined to be the predecessor to the Operating Partnership.

The Business comprised certain U.S. holding companies that indirectly owned interests in the shopping centers and historically conducted the activities of that business prior to the Transaction. Because these holding companies were under the common control of CNP prior to the Transaction, the financial information for the pre-Transaction periods has been presented on a combined consolidated basis in accordance with U.S. generally accepted accounting principles ("GAAP"). All amounts presented have been reflected at the Business’ historical basis.

As a result, the financial information for 2011 includes financial information associated with the post-Transaction basis for the period June 28, 2011 through December 31, 2011 and financial information associated with the pre-Transaction basis for the period January 1, 2011 through June 27, 2011. These separate periods are presented to reflect the new accounting basis established as of June 28, 2011 in connection with the Transaction, which was accounted for as a business combination.

The bases of the assets and liabilities associated with the post-Transaction basis are, therefore, not comparable to the pre-Transaction basis, nor would the statement of operations items for the period June 28, 2011 through December 31, 2011 have been the same had the Transaction not occurred.

The Operating Partnership does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Operating Partnership believes it has a single reportable segment for disclosure purposes in accordance with GAAP.

Principles of Consolidation and Use of Estimates
The accompanying Combined Consolidated Financial Statements include the accounts of Brixmor Operating Partnership LP, its wholly owned subsidiaries and all other entities in which it has a controlling financial interest. The portions of consolidated entities not owned by the Operating Partnership are presented as non-controlling interests as of and during the periods presented. All intercompany transactions have been eliminated.

When the Operating Partnership obtains an economic interest in an entity, management evaluates the entity to determine: (i) whether the entity is a variable interest entity (“VIE”), (ii) in the event the entity is a VIE, whether the Operating Partnership is the primary beneficiary of the entity, and (iii) in the event the entity is not a VIE, whether the Operating Partnership otherwise has a controlling financial interest.
The Operating Partnership consolidates: (i) entities that are VIEs for which the Operating Partnership is deemed to be the primary beneficiary and (ii) entities that are not VIEs which the Operating Partnership controls. If the Operating Partnership has an interest in a VIE but it is not determined to be the primary beneficiary, the Operating Partnership accounts for its interest under the equity method of accounting. Similarly, for those entities which are not VIEs and over which the Operating Partnership has the ability to exercise significant influence, the Operating Partnership accounts for its interests under the equity method of accounting. The Operating Partnership continually reconsiders its determination of whether an entity is a VIE and whether the Operating Partnership qualifies as its primary beneficiary.
GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to impairments of real estate, recovery of receivables and depreciable lives. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Non-controlling Interests
The Operating Partnership accounts for non-controlling interests in accordance with the Consolidation guidance and the Distinguishing Liabilities from Equity guidance issued by the Financial Accounting Standards Board (“FASB”). Non-controlling interests represent the portion of capital that the Operating Partnership does not own in those entities that it consolidates. The Operating Partnership identifies its non-controlling interests separately within the Capital section of the Operating Partnership’s Consolidated Balance Sheets. The amounts of consolidated net earnings attributable to the Operating Partnership and to the non-controlling interests are presented separately on the Operating Partnership’s Combined Consolidated Statements of Operations.

Non-controlling interests also includes amounts related to partnership units issued by consolidated subsidiaries of the Operating Partnership. Holders of these Class A Preferred Units have a redemption right that provides the holder with the option to redeem their units for $33.15 per unit in cash plus all accrued and unpaid distributions. The unit holders generally have the right to redeem their units for cash at any time provided certain notification requirements have been met.

The Operating Partnership evaluates the terms of the partnership units issued in accordance with the FASB’s Distinguishing Liabilities from Equity guidance. Units which embody an unconditional obligation requiring the Operating Partnership to redeem the units for cash at a specified or determinable date (or dates) or upon an event that is certain to occur are determined to be mandatorily redeemable under this guidance and are included as Redeemable non-controlling interests in partnership and classified within the mezzanine section between Total liabilities and Capital in the Operating Partnership's Consolidated Balance Sheets. Convertible units for which the Operating Partnership has the option to settle redemption amounts in cash or BPG common stock are included in the caption Non-controlling interests within the Capital section of the Operating Partnership's Consolidated Balance Sheets.

Cash and Cash Equivalents
For purposes of presentation on both the Consolidated Balance Sheets and the Combined Consolidated Statements of Cash Flows, the Operating Partnership considers instruments with an original maturity of three months or less to be cash and cash equivalents.

Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Operating Partnership believes it mitigates this risk by investing in or through major financial institutions and primarily in funds that are insured by the United States federal government.

Restricted Cash
Restricted cash represents cash deposited in escrow accounts, which generally can only be used for the payment of real estate taxes, debt service, insurance, and future capital expenditures as required by certain loan and lease agreements as well as legally restricted tenant security deposits. All restricted cash is invested in money market accounts.

Real Estate
Real estate assets are recorded in the Consolidated Balance Sheets at historical cost, less accumulated depreciation and amortization. Upon acquisition of real estate operating properties, management estimates the fair value of acquired tangible assets (consisting of land, buildings, and tenant improvements), identifiable intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt based on an evaluation of available information. Based on these estimates, the estimated fair value is allocated to the acquired assets and assumed liabilities.

The fair values of tangible assets are determined as if the acquired property is vacant. Fair value is determined using an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a retrospective basis. The Operating Partnership expenses transaction costs associated with business combinations in the period incurred.

In allocating the fair value to identifiable intangible assets and liabilities of an acquired operating property, the value of above-market and below-market leases is estimated based on the present value (using an interest rate reflecting the risks associated with leases acquired) of the difference between: (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or an equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market or below-market intangible is amortized as a reduction of, or increase to, rental income over the remaining non-cancelable term of each lease, which includes renewal periods with fixed rental terms that are considered to be below-market.

In determining the value of in-place leases and tenant relationships, management evaluates the specific characteristics of each lease and the Operating Partnership's overall relationship with each tenant. Factors considered include, but are not limited to: the nature of the existing relationship with a tenant, the credit risk associated with a tenant, expectations surrounding lease renewals, estimated carrying costs of a property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include: real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical lease-up periods. Costs to execute similar leases include: commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. The value assigned to in-place leases is amortized to expense over the remaining term of each lease. The value assigned to tenant relationships is amortized over the initial terms of the leases.

Certain real estate assets are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building and building and land improvements	20 - 40 years
Furniture, fixtures, and equipment	5 - 10 years
Tenant improvements	The shorter of the term of the related lease or useful life

Costs to fund major replacements and betterments, which extend the life of the asset, are capitalized and depreciated over their respective useful lives, while costs for ordinary repairs and maintenance activities are expensed as incurred.

When a real estate asset is identified by management as held-for-sale, the Operating Partnership discontinues depreciating the asset and estimates its sales price, net of estimated selling costs. If, in management's opinion, the estimated net sales price of an asset is less than its net carrying value, an adjustment is recorded to reflect the estimated fair value. Additionally, the real estate asset and related operations are classified as discontinued operations and separately presented within the Combined Consolidated Statements of Operations and within Other assets on the Consolidated Balance Sheets. Properties classified as real estate held-for-sale generally represent properties that are under contract for sale and are expected to close within 12 months.

On a periodic basis, management assesses whether there are indicators that the value of the Operating Partnership's real estate assets (including any related intangible assets or liabilities) may be impaired.

If an indicator is identified, a real estate asset is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and unleveraged), taking into account the anticipated and probability weighted holding period, are less than a real estate asset's carrying value. Various factors are considered in the estimation process, including expected future operating income, trends and prospects and the effects of demand, competition, and other economic factors. If management determines that the carrying value of a real estate asset is impaired, a loss will be recorded for the excess of its carrying amount over its fair value.

In situations in which a lease or leases associated with a significant tenant have been, or are expected to be, terminated early, the Operating Partnership evaluates the remaining useful lives of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above and below market lease intangibles, in-place lease value and leasing commissions). Based upon consideration of the facts and circumstances surrounding the termination, the Operating Partnership may write-off or accelerate the depreciation and amortization associated with the asset group. Such write-offs are included within Depreciation and amortization in the Combined Consolidated Statements of Operations.

Real Estate Under Redevelopment
Real estate assets that are under redevelopment are carried at cost and are not depreciated. Amounts essential to the development of the property, such as development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of redevelopment are capitalized. The Operating Partnership ceases cost capitalization when the property is available for occupancy or upon substantial completion of building and tenant improvements, but no later than one year from the completion of major construction activity.

Investments in and Advances to Unconsolidated Joint Ventures
The Operating Partnership accounts for its investments in unconsolidated joint ventures using the equity method of accounting as the Operating Partnership exercises significant influence over, but does not control these entities. These investments are initially recorded at cost and are subsequently adjusted for cash contributions and distributions. Earnings for each investment are recognized in accordance with the terms of the applicable agreement and where applicable, are based upon an allocation of the unconsolidated real estate joint ventures' net assets at book value as if it was hypothetically liquidated at the end of each reporting period. Intercompany fees and gains on transactions with an unconsolidated joint venture are eliminated to the extent of the Operating Partnership's ownership interest.

To recognize the character of distributions from an unconsolidated joint venture, the Operating Partnership reviews the nature of cash distributions received for purposes of determining whether such distributions should be classified as either a return on investment, which would be included in operating activities, or a return of investment, which would be included in Investing activities on the Combined Consolidated Statements of Cash Flows.

On a periodic basis, management assesses whether there are indicators, including the operating performance of the underlying real estate and general market conditions, that the value of the Operating Partnership's investments in unconsolidated joint ventures may be impaired. An investment's value is impaired only if management's estimate of the fair value of the Operating Partnership's investment is less than its carrying value and such difference is deemed to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over its estimated fair value.

Management's estimates of fair value are based upon a discounted cash flow model for each specific investment that includes all estimated cash inflows and outflows over a specified holding period and, where applicable, any estimated debt premiums. Capitalization rates, discount rates and credit spreads used in these models are based upon rates that the Operating Partnership believes to be within a reasonable range of current market rates.

Deferred Leasing and Financing Costs
Costs incurred in obtaining tenant leases (including internal leasing costs) and long-term financing are amortized using the straight-line method over the term of the related lease or debt agreement, which approximates the effective interest method. Costs incurred related to obtaining tenant leases which are capitalized include salaries, lease incentives and the related costs of personnel directly involved in successful leasing efforts. Costs incurred in obtaining long-term financing which are capitalized include bank fees, legal and title costs and transfer taxes. The amortization of deferred leasing and financing costs is included in Depreciation and amortization and Interest expense, respectively, in the Combined Consolidated Statements of Operations.

Marketable Securities
The Operating Partnership classifies its marketable securities, which include both debt and equity securities, as available-for-sale. These securities are carried at fair value with unrealized gains and losses reported in partners' capital as a component of accumulated other comprehensive loss. Gains or losses on securities sold are based on the weighted average method.

On a periodic basis, management assesses whether there are indicators that the value of the Operating Partnership's marketable securities may be impaired. A marketable security is impaired if the fair value of the security is less than its carrying value and the difference is determined to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the security over its estimated fair value.

At December 31, 2013 and 2012, the fair value of the Operating Partnership's marketable securities portfolio approximated its amortized cost basis. As a result, gross unrealized gains and gross unrealized losses were immaterial to the Operating Partnership's Combined Consolidated Financial Statements.

Derivative Financial Instruments
Derivatives, including certain derivatives embedded in other contracts, are measured at fair value and are recognized in the Consolidated Balance Sheets as assets or liabilities, depending on the Operating Partnership's rights or obligations under the applicable derivative contract. The accounting for changes in the fair value of a derivative varies based on the intended use of the derivative, whether the Operating Partnership has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the necessary criteria.

Revenue Recognition and Receivables
Rental revenue is recognized on a straight-line basis over the terms of the related leases.  The cumulative difference between rental revenue recognized in the Combined Consolidated Statements of Operations and contractual payment terms is recorded as deferred rent and presented on the accompanying Consolidated Balance Sheets within Receivables, net.

The Operating Partnership commences recognizing revenue based on an evaluation of a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date.

Certain leases also provide for percentage rents based upon the level of sales achieved by a lessee.  These percentage rents are recognized upon the achievement of certain pre-determined sales levels. Leases also typically provide for reimbursement of common area maintenance, property taxes and other operating expenses by the lessee which are recognized in the period the applicable expenditures are incurred.

The determination of who is the owner, for accounting purposes, of tenant improvements (where provided) determines the nature of the leased asset and when revenue recognition under a lease begins. If the Operating Partnership is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Operating Partnership concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under a lease are accounted for as lease incentives which are amortized as a reduction of revenue recognized over the term of the lease. In these circumstances, the Operating Partnership commences revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. In making this assessment, the Operating Partnership considers a number of factors, each of which individually is not determinative.

Gains from the sale of depreciated operating properties are generally recognized under the full accrual method, provided that various criteria relating to the terms of the sale and subsequent involvement by the Operating Partnership with the applicable property are met.

The Operating Partnership periodically evaluates the collectability of its receivables related to base rents, straight-line rent, expense reimbursements and those attributable to other revenue generating activities. The Operating Partnership analyzes its receivables and historical bad debt levels, tenant credit-worthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims.

Stock Based Compensation
In 2011 and 2013, prior to BPG’s IPO, certain employees of the Operating Partnership were granted long-term incentive awards which provide them with equity interests as an incentive to remain in the Operating Partnership’s service and align executives’ interests with those of BPG’s equity holders. The awards were granted by two of BPG’s current equity holders, BRE Retail Holdco L.P. and Blackstone Retail Transaction II Holdco L.P. (the “Partnerships”), in the form of Class B Units in each of the Partnerships. The awards were granted with service conditions and performance and market conditions.

In connection with the IPO, BPG's Board of Directors approved the 2013 Omnibus Incentive Plan (the “Plan”). The Plan provides for a maximum of 15,000,000 shares of the BPG's common stock to be issued for qualified and non-qualified options, stock appreciation rights, restricted stock and restricted stock units, OP Units in the Operating Partnership, performance awards and other stock-based awards.

The Operating Partnership accounts for equity awards in accordance with the Financial Accounting Standards Board (“FASB”) Stock Compensation guidance which requires that all share based payments to employees and non-employee directors be recognized in the statement of operations over the service period based on their fair value. Fair value is determined based on the type of award using either the grant date market price of the Operating Partnership’s stock, the Black-Scholes-Merton option-pricing model or a Monte Carlo simulation model. Share-based compensation expense is included in general and administrative in the Operating Partnership’s Combined Consolidated Statements of Operations.

Income Taxes
The Operating Partnership is organized as a limited partnership and is generally not subject to federal income tax. Accordingly, no provision for federal income taxes has been reflected in the accompanying Combined Consolidated Financial Statements. The Operating Partnership, however, may be subject to certain state and local income taxes or franchise taxes. State and local income taxes or franchise taxes were approximately $2.9 million, $2.1 million, $3.4 million and $6.5 million for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, respectively.

The Operating Partnership has analyzed the tax position taken on income tax returns for the open 2009 through 2013 tax years and has concluded that no provision for income taxes related to uncertain tax positions is required in its Combined Consolidated Financial Statements as of December 31, 2013 and 2012.

BPG, the Operating Partnership’s ultimate parent, has made an election to qualify, and believes it is operating so as to qualify, as a Real Estate Investment Trust (“REIT”) for United States federal income tax purposes. Generally, a REIT is entitled to a deduction for dividends that it pays and therefore will not be subject to United States federal corporate income tax on its net taxable income that is currently distributed to its stockholders. To qualify as a REIT, certain income, asset, distribution, and organization tests must be satisfied. Although the Operating Partnership is not classified as a REIT, it operates under REIT regulations so as to enable its ultimate parent to continue to qualify for REIT status.

New Accounting Pronouncements
In February 2013, FASB issued Accounting Standards Update (“ASU”) 2013-2, Comprehensive Income (Topic 220): Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU 2013-2 requires entities to disclose certain information relating to amounts reclassified out of accumulated other comprehensive income. The adoption of this guidance did not have a material impact on the Operating Partnership’s financial statement presentation.

In April 2014, the Financial Accounting Standards Board issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU No. 2014-08 amends the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity's operations and financial results. The amendments require expanded disclosures for discontinued operations that would provide users of financial statements with more information about the assets, liabilities, revenues, and expenses of discontinued operations reporting. ASU No. 2014-08 is to be applied prospectively to all disposals (or classifications as held for sale) of components of an entity and all businesses or nonprofit activities that, on acquisition, are classified as held for sale that occur within fiscal years, and interim periods within those years, beginning after December 15, 2014. The adoption of ASU 2014-08 is expected to eliminate discontinued operations reporting for disposals that are routine in nature and do not change the Operating Partnership’s strategy.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” ASU No. 2014-09 contains a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  The guidance in ASU No. 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  For public entities, ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  Early application is not permitted.  The Operating Partnership is currently in the process of evaluating the impact the adoption of ASU No. 2014-09 will have on the Condensed Consolidated Financial Statements of the Operating Partnership.

It has been determined that any other recently issued accounting standards or pronouncements not disclosed above have been excluded as they either are not relevant to the Operating Partnership, or they are not expected to have a material effect on the Combined Consolidated Financial Statements of the Operating Partnership.

2.    Acquisition of Real Estate
The Operating Partnership acquired interests in the Acquired Properties from certain investment funds affiliated with Blackstone in exchange for 15,877,791 OP Units in the Operating Partnership having a value of $317.5 million based on the IPO price of $20.00 per share. In connection with the acquisition of the Acquired Properties, the Operating Partnership repaid approximately $66.6 million of indebtedness to Blackstone attributable to the Acquired Properties with a portion of the net proceeds of the IPO.

The acquisition of the Acquired Properties was accounted for as a business combination. As a result, the associated consideration has been allocated to the assets acquired and liabilities assumed based on management's estimate of their fair values using information available on the acquisition date. The allocation of the consideration for this acquisition is preliminary and remains subject to adjustment. The following table summarizes the fair value of the net assets acquired on October 29, 2013:

Assets
Real estate, net	$888,134

Cash and cash equivalents	8,729
Restricted cash	7,878
Receivables, net	4,840
Deferred charges and prepaid expenses, net	1,496
Other assets	989
Total assets	$912,066

Liabilities
Debt obligations, net	$430,465
Accounts payable, accrued expenses and other liabilities	164,045
Total liabilities	594,510

Net Assets Acquired	$317,556
During the year ended December 31, 2013, in addition to the Acquired Properties, the Operating Partnership acquired one building, located adjacent to one of the Operating Partnership's existing shopping centers, for approximately $5.1 million and acquired the remaining 70% partnership interest in Arapahoe Crossings, L.P. that was previously owned by an unaffiliated third party for a net purchase price of $18.7 million. In connection with the acquisition, a gain of $1.1 million on the step-up of the Operating Partnership's original 30% interest was recognized. The acquisition of the partnership interest included the assumption of debt obligations of approximately $41.8 million, which were paid off with the proceeds from the unsecured credit facility entered into in July 2013 (see Note 6 for further discussion of the unsecured credit facility).

During the year ended December 31, 2012, the Operating Partnership acquired three retail buildings, located adjacent to three of the Operating Partnership’s existing shopping centers, for approximately $5.5 million and acquired the remaining 50% ownership interest in a 41.6 acre land parcel in Riverhead, NY for a purchase price of $0.5 million.

The accompanying unaudited pro forma information for the years ended December 31, 2013, 2012, and 2011, is presented as if the Transaction had occurred on January 1, 2011 and the acquisition of the Acquired Properties had occurred on January 1, 2012. This pro forma information is based on the historical financial statements and should be read in conjunction with the Combined Consolidated Financial Statements and notes thereto. This unaudited pro forma information does not purport to represent what the actual results of operations would have been had the above occurred, nor do they purport to predict the results of operations for future periods.

	Year Ending December 31,
	2013	2012	2011
Revenue	$1,208,741	$1,162,498	$1,090,032
Net Loss	$(123,725)	$(163,786)	$(260,601)

3.    Discontinued Operations and Assets Held for Sale
The Operating Partnership reports as discontinued operations real estate assets that are held for sale as of the end of the current period and real estate assets that were sold during the period. In addition, the 33 wholly-owned Non-Core Properties transferred to the pre-IPO owners and one wholly-owned Non-Core Property transferred to the lender in satisfaction of the property's mortgage balance during the three months ended March 31, 2014 are included in the results from discontinued operations. The operating results and gain on disposition of the real estate properties are included in a separate component of income on the Combined Consolidated Statements of Operations under Discontinued operations. This has resulted in certain reclassifications for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011.

	Successor			Predecessor
	Year Ended December 31, 2013	Year Ended December 31, 2012	Period from June 28, 2011 to December 31, 2011	Period from January 1, 2011 to June 27, 2011
Discontinued operations:
Revenues	$35,243	$50,609	$26,551	$26,593
Operating expenses	(27,429)	(42,132)	(26,095)	(22,068)
Other expense, net	(4,310)	(10,915)	(6,218)	(2,506)
Income (loss) from discontinued operating properties	3,504	(2,438)	(5,762)	2,019
Gain on disposition of operating properties	3,392	5,369	—	—
Impairment on real estate held for sale	(45,122)	(13,599)	—	(8,608)
Loss from discontinued operations	$(38,226)	$(10,668)	$(5,762)	$(6,589)

As of December 31, 2013, the Operating Partnership had one shopping center classified as held for sale and is presented in Other assets within the Consolidated Balance Sheets. The shopping center had a carrying value of approximately $5.5 million as of December 31, 2013.

As of December 31, 2012, the Operating Partnership had one shopping center classified as held for sale which is presented in Other assets within the Consolidated Balance Sheets. The shopping center had a carrying value of approximately $1.6 million as of December 31, 2012.

During the three months ended March 31, 2014, the Operating Partnership disposed of 33 wholly-owned Non-Core Properties (See Note 1).

During the year ended December 31, 2013, the Operating Partnership disposed of 18 shopping centers for aggregate proceeds of $54.6 million.

During the year ended December 31, 2012, the Operating Partnership disposed of 19 shopping centers, one land parcel and two buildings for aggregate proceeds of $50.6 million.

In connection with the real estate included in the results from discontinued operations during the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period January 1, 2011 to June 27, 2011, the Operating Partnership recognized provisions for impairment of $45.1 million, $13.6 million, $0 and $8.6 million respectively. For purposes of measuring this provision, fair value was determined based on either of the following: (i) contracts with buyers or purchase offers from potential buyers and then adjusted to reflect associated disposition costs; or (ii) internal analysis. The Operating Partnership believes the inputs utilized were reasonable in the context of applicable market conditions; however, due to the significance of the unobservable inputs to the overall fair value measures, including forecasted revenues and expenses based upon market conditions and expectations for growth, the Operating Partnership determined that such fair value measurements were classified within Level 3 of the fair value hierarchy.

4.    Real Estate
The Operating Partnership's components of Real estate, net consisted of the following:

	December 31, 2013	December 31, 2012
Land	$2,055,802	$1,915,667
Buildings and improvements:
Building	7,436,072	6,817,378
Building and tenant improvements	373,907	254,844
Other rental property (1)	971,947	906,537
	10,837,728	9,894,426
Accumulated depreciation and amortization	(1,190,170)	(796,296)
Total	$9,647,558	$9,098,130

(1)
At December 31, 2013 and 2012, Other rental property consisted of intangible assets including: (i) $881.9 million and $826.9 million, respectively, of in-place lease value; (ii) $90.0 million and $79.6 million, respectively, of above-market leases; and (iii) $462.5 million and $341.8 million, respectively, of accumulated amortization. These intangible assets are amortized over the term of each related lease.

In addition, at December 31, 2013 and 2012, the Operating Partnership had intangible liabilities relating to below-market leases of approximately $541.8 million and $473.9 million, respectively, and accumulated amortization of approximately $153.6 million and $97.7 million, respectively. These intangible liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the Operating Partnership's Consolidated Balance Sheets, are amortized over the term of each related lease including any renewal periods with fixed rentals that are considered to be below market.

Amortization expense associated with the above mentioned intangible assets and liabilities was approximately $93.3 million, $142.4 million, $113.2 million and $19.0 million for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, respectively. The estimated net amortization expense associated with the Operating Partnership's intangible assets and liabilities for the next five years are as follows:

Year ending December 31,	Estimated net amortization expense
2014	$74,553
2015	47,885
2016	23,183
2017	10,543
2018	4,194

On a continuous basis, management assesses whether there are any indicators, including property operating performance and general market conditions, that the value of the Operating Partnership's assets (including any related amortizable intangible assets or liabilities) may be impaired. To the extent impairment has occurred, the carrying value of the asset would be adjusted to an amount to reflect the estimated fair value of the asset.

During the year ended December 31, 2013, the Operating Partnership recognized $1.5 million of provision for impairment, excluding provisions for impairment included in Discontinued operations. The Operating Partnership did not recognize any provisions for impairment for the year ended December 31, 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, excluding provisions for impairment included in Discontinued operations.

For purposes of measuring this provision, fair value was determined based upon contracts with buyers and then adjusted to reflect associated disposition costs. The carrying value of impaired real estate was $69.3 million as of December 31, 2013.

5.    Financial Instruments - Derivatives and Hedging
The Operating Partnership's use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. In certain situations, the Operating Partnership has entered into derivative financial instruments such as interest rate swap and interest rate cap agreements to manage interest rate risk exposure arising from variable rate debt transactions that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Operating Partnership’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements.

Cash Flow Hedges of Interest Rate Risk
Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without changing the underlying notional amount. During the year ended December 31, 2013, the Operating Partnership entered into five forward starting interest rate swap agreements with a notional amount of $1,500.0 million to hedge the variable cash flows associated with third party debt. The Operating Partnership did not have any derivatives designated as cash flow hedges as of December 31, 2012

A detail of the Operating Partnership’s interest rate derivatives designated as cash flow hedges outstanding as of December 31, 2013 is as follows:

	Number of Instruments	Notional Amount
Interest Rate Swaps	5	$1,500,000

The Operating Partnership has elected to present its interest rate derivatives on its Consolidated Balance Sheets on a gross basis as interest rate swap assets and interest rate swap liabilities. A detail of the Operating Partnership’s fair value of interest rate derivatives on a gross and net basis as of December 31, 2013 and 2012, respectively, is as follows:

	Fair Value of Derivative Instruments
Interest rate swaps classified as:	December 31, 2013	December 31, 2012
Gross derivative assets	$—	$—
Gross derivative liabilities	(6,795)	—
Net derivative liability	$(6,795)	$—

All of the Operating Partnership’s outstanding interest rate swap agreements for the periods presented were designated as cash flow hedges of interest rate risk. The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in other comprehensive income (“OCI”) and is reclassified into earnings as interest expense in the period that the hedged forecasted transaction affects earnings. The effective portion of the Operating Partnership’s interest rate swaps that was recorded in the accompanying Combined Consolidated Statements of Operations for the year ended December 31, 2013 is as follows:

Derivatives in Cash Flow Hedging Relationships (Interest Rate Swaps and Caps)	Year Ended December 31, 2013
Amount of loss recognized in OCI on derivative	$(6,795)
Amount of gain (loss) reclassified from accumulated OCI into interest expense	$—

The Operating Partnership estimates that approximately $9.0 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense over the next twelve months. No gain or loss was recognized related to hedge ineffectiveness or to amounts excluded from effectiveness testing on the Operating Partnership’s cash flow hedges during the year ended December 31, 2013. The Operating Partnership did not have any designated hedges for the year ended December 31, 2012, the period from June 28, 2011 through December 31, 2011 and the period from January 1, 2011 through June 27, 2011.

Non-Designated (Mark-to Market) Hedges of Interest Rate Risk
The Operating Partnership does not use derivatives for trading or speculative purposes. Derivatives not designated as hedges are used to manage the Operating Partnership’s exposure to interest rate movements but do not meet the strict hedge accounting requirements. The Operating Partnership’s only non-designated interest rate derivatives held as of December 31, 2013 and 2012 were interest rate caps. Interest rate caps involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. As of December 31, 2013 and 2012, the fair value of these interest rate caps was nominal, and, during the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 through June 27, 2011, no payments were received from the respective counterparties.

A detail of the Operating Partnership’s non-designated interest rate derivatives outstanding as of December 31, 2013 is as follows:

	Number of Instruments	Notional Amount
Interest Rate Caps	10	$1,118,000

Credit-risk-related Contingent Features
The Operating Partnership has agreements with its derivative counterparties that contain a provision whereby if the Operating Partnership defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Operating Partnership could also be declared in default on its derivative obligations. If the Operating Partnership were to breach any of the contractual provisions of the derivative contracts, it would be required to settle its obligations under the agreements at their termination value including accrued interest, or approximately $6.8 million.

6.    Debt Obligations
As of December 31, 2013 and 2012, the Operating Partnership had the following indebtedness outstanding:

	Successor
	Carrying Value as of
	December 31, 2013	December 31, 2012	Stated Interest Rates	Scheduled Maturity Date
Mortgage and secured loans(1)
Fixed rate mortgage and secured loans(2)	$3,444,578	$5,330,442	4.85% - 8.18%	2014 – 2021
Variable rate mortgage and secured loans(3)	483,604	668,605	Variable(3)	2015 – 2017
Total mortgage and secured loans	3,928,182	5,999,047
Net unamortized premium	93,077	116,222
Total mortgage and secured loans, net	$4,021,259	$6,115,269

Notes payables
Unsecured notes(4)(5)	$353,617	$404,612	3.75% - 7.97%	2014 - 2029
Net unamortized discount	(13,766)	(20,525)
Total notes payable, net	$339,851	$384,087

Unsecured Credit Facility(6)	$1,620,179	$—	1.79%	2017 – 2018

Total debt obligations	$5,981,289	$6,499,356

(1)
The Operating Partnership's mortgages and secured loans are collateralized by certain properties and the equity interests of certain subsidiaries. These properties had a carrying value as of December 31, 2013 of approximately $5.4 billion.

(2)	The weighted average interest rate on the Operating Partnership’s fixed rate mortgage and secured loans was 5.91% as of December 31, 2013.

(3)
The weighted average interest rate on the Operating Partnership’s variable rate mortgage and secured loans was 3.80% as of December 31, 2013. The Operating Partnership incurs interest on $483.6 million of mortgages using the 30-day LIBOR rate (which was 0.17% as of December 31, 2013 subject to certain rate floor requirements ranging from 0 basis points to 75 basis points), plus interest spreads ranging from 300 basis points to 375 basis points.

(4)	The weighted average interest rate on the Operating Partnership’s unsecured notes was 6.03% as of December 31, 2013.

(5)
The Operating Partnership has a one-time put repurchase right to certain unsecured notes that requires the Operating Partnership to offer to repurchase the notes if tendered by holders (but does not require the holders to tender) for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014. Although the stated maturity dates for these notes range from August 2026 to February 2028, the scheduled maturity dates listed above represent the first dates that note holders can require the Operating Partnership to redeem all or any portion of the notes pursuant to the required put repurchase right. In January 2014 $57.7 million was tendered to, and repurchased by the Operating Partnership.

(6)
The Operating Partnership has in place five forward starting interest rate swap agreements that convert the floating interest rate on the $1.5 billion term loan facility to a fixed, combined interest rate of 0.844% plus an interest spread of 160 basis points.

Debt Transactions
On February 27, 2013, certain indirect wholly owned subsidiaries of the Operating Partnership (the “Borrowers”) obtained a $57.0 million mortgage loan (the "Mortgage Loan"). The Mortgage Loan is secured by three shopping centers and is guaranteed by BPG Subsidiary Inc. ("BPG Sub") as to certain customary recourse carveout liabilities.

The Mortgage Loan bears interest at a rate equal to LIBOR (subject to a floor of 25 basis points) plus a spread of 350 basis points, payable monthly, and is scheduled to mature on March 1, 2016, with two extension options that allow the Borrowers to extend the maturity through March 1, 2017 and then to March 1, 2018, subject in each case to the satisfaction of certain financial conditions.

In connection with the closing of the Mortgage Loan, approximately $42.0 million of mortgage loans of subsidiaries of the Operating Partnership were repaid.

On July 16, 2013, the Operating Partnership entered into an unsecured credit facility (the “Unsecured Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents and Barclays Capital plc, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada, as documentation agents.

The Unsecured Credit Facility consists of (i) a $1.25 billion revolving credit facility (the “Revolving Facility"), maturing on July 31, 2017, with a one-year extension option; and (ii) a $1.5 billion term loan facility (the “Term Loan Facility”), which will mature on July 31, 2018. Through October 28, 2013, the obligations under the Unsecured Credit Facility were guaranteed by both BPG Sub and Brixmor OP GP LLC, the general partner of the Operating Partnership, (together, the "Parent Guarantors"), as well as by both Brixmor Residual Holding LLC and Brixmor GA America LLC (together, the "Material Subsidiary Guarantors"). Effective October 28, 2013, pursuant to the terms of the Unsecured Credit Facility, the guarantees by the Material Subsidiary Guarantors were terminated. The Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings and an option for the Operating Partnership to increase the size of the facility, raise incremental credit facilities, and extend the maturity date subject to certain limitations.

Unsecured Credit Facility borrowings bear interest, at the Operating Partnership’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus half of 1%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the BBA LIBOR rate for the interest period relevant to a particular borrowing.

The margin associated with Term Loan Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00% for LIBOR rate loans. The margin associated with Revolving Facility borrowings is also based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans.

The Operating Partnership, in addition to recurring interest payments, is required to pay a commitment fee to the lenders related to the Revolving Facility in respect of the unutilized commitments thereunder and customary letter of credit fees. The commitment fee is based on the daily-unused amount and is either 0.25% or 0.175% per annum. Voluntary prepayments are permitted at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs in respect of LIBOR rate loans. The Unsecured Credit Facility requires no amortization payments.

Pursuant to the terms of the Unsecured Credit Facility, the Operating Partnership among other things, is subject to maintenance of various financial covenants. The Operating Partnership is currently in compliance with these covenants.

Debt Maturities
As of December 31, 2013 and 2012, the Operating Partnership had accrued interest of $32.2 million and $30.7 million outstanding, respectively. As of December 31, 2013, scheduled maturities of the Operating Partnership's outstanding debt obligations were as follows:

Year ending December 31,
2014	$327,553
2015	980,029
2016	1,335,445
2017	647,268
2018	1,521,557
Thereafter	1,090,126
Total debt maturities	5,901,978
Net unamortized premiums on mortgages	93,077
Net unamortized discount on notes	(13,766)
Total debt obligations	$5,981,289

7.     Financing Liabilities
At December 31, 2013 and 2012, the Operating Partnership had financing liabilities of $175.1 million and $174.4 million, respectively, net of unamortized premium of $2.4 million and $2.6 million, respectively.

On December 6, 2010, the Operating Partnership formed a real estate venture with Inland American CP Investment, LLC (“Inland”). The Operating Partnership contributed 25 shopping centers with a fair value of approximately $471.0 million and Inland contributed cash of $121.5 million, resulting in Inland receiving a 70% ownership interest with a cumulative preferential share of cash flow generated by the shopping centers at an 11% stated return. The Operating Partnership received a 30% ownership interest, subordinated to Inland’s preferred interest. Due to the venture agreement providing Inland with the right to put its interest to the Operating Partnership for an amount of cash equal to the amount it contributed plus accrued interest beginning December 6, 2015, the Operating Partnership consolidates the real estate venture under the financing method which requires the amount Inland contributed to be reflected as a liability. The venture agreement also provided the Operating Partnership with the right to call Inland’s interest, beginning December 6, 2014, for an amount of cash determined on the same basis as described above.

On November 11, 2008, a Class A Preferred Unit Holder (see Note 9 for further details) elected to redeem substantially all of its units. These units were redeemed in exchange for the fee interest in a property, and the Operating Partnership entered into a 20 year master lease agreement at the date of transfer with the Class A Preferred Unit Holder. The carrying value of this agreement at December 31, 2013 and 2012 was $17.8 million and $18.0 million, respectively, including unamortized premium of $2.6 million and $2.8 million, respectively.

In addition to the two liabilities disclosed above, as of December 31, 2013 and 2012, financing liabilities include capital leases of $26.3 million and $27.1 million, respectively, net of unamortized discount of $0.2 million and $0.2 million respectively.

8.     Fair Value Disclosures
All financial instruments of the Operating Partnership are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management's judgment, reasonably approximate their fair values, except those instruments listed below:

	December 31, 2013		December 31, 2012
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value

Mortgage and secured loans payable	$4,021,259	$4,179,640	$6,115,269	$6,161,656
Notes payable	339,851	371,393	384,087	395,280
Credit facility	1,620,179	1,620,179	—	—
Total debt obligations	$5,981,289	$6,171,212	$6,499,356	$6,556,936

Financing liabilities	$175,111	$175,111	$174,440	$174,440

The valuation methodology used to estimate the fair value of the Operating Partnership's fixed and variable-rate indebtedness and financing liabilities is based on discounted cash flows, with assumptions that include credit spreads, loan amounts and debt maturities. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition.

As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy is included in U.S. GAAP that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs that are classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Operating Partnership's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

At December 31, 2013 and 2012, the fair values of the Operating Partnership’s marketable securities, valued based on quoted market prices, were classified within Level 1 of the fair value hierarchy. Conversely, at December 31, 2013 and 2012, the fair values of the Operating Partnership’s mortgage and secured loans, notes payable, financing liabilities and interest rate caps, valued based on discounted cash flow or other similar methodologies were classified within Level 3 of the fair value hierarchy.

9. Redeemable Non-controlling Interests
The redeemable non-controlling interests presented in these Combined Consolidated Financial Statements relate to portions of a consolidated subsidiary held by non-controlling interest holders in a partnership ("ERP") that was formed to own certain real estate properties which were contributed to it in exchange for cash, the assumption of mortgage indebtedness and limited partnership units (or Class A Preferred Units).

The Operating Partnership is entitled to receive 100% of all net income and gains before depreciation after the limited partners receive their preferred return. As of December 31, 2013 and 2012, there were 648 thousand and 648 thousand Class A Preferred Units outstanding, respectively.

Holders of these Class A Preferred Units have a redemption right that provides the holder with the option to redeem their units for $33.15 per unit in cash plus all accrued and unpaid distributions. Due to this right, the portion of the partnership attributable to such outside interests has been classified as redeemable non-controlling interests within the Operating Partnership's Consolidated Balance Sheets which, at December 31, 2013 and 2012 were $21.5 million and $21.5 million, respectively.

During the year ended December 31, 2013, no limited partners with Class A Preferred Units made a redemption election. During the year ended December 31, 2012, one Class A Preferred Unit Holder elected to redeem substantially all of its Class A Preferred Units for approximately $0.1 million in cash. Such redemption elections may be made at any time, and the Operating Partnership is required to make any such redemption on the second to last business day of the quarter in which such election is made, provided that the Operating Partnership receives the redemption election at least ten business days prior to such date.

The changes in redeemable non-controlling interests are as follows:

	Successor
	Year Ended December 31, 2013	Year Ended December 31, 2012

Balance at beginning of period	$21,467	$21,559
Unit redemptions	—	(92)
Distributions to redeemable non-controlling interests	(1,288)	(1,291)
Preferred return	1,288	1,291
Balance at end of period	$21,467	$21,467

10. Revenue Recognition
Future minimum annual base rents as of December 31, 2013 to be received over the next five years pursuant to the terms of non-cancelable operating leases are included in the table below.

Amounts included assume that all leases which expire are not renewed and that tenant renewal options are not exercised; therefore, neither renewal rents nor rents from replacement tenants are included. Future minimum annual base rents also do not include payments which may be received under certain leases on the basis of a percentage of reported tenants' sales volume, common area maintenance charges and real estate tax reimbursements.

Year ending December 31,
2014	$823,803
2015	721,352
2016	600,528
2017	479,408
2018	371,683
Thereafter	1,400,662
The Operating Partnership recognized approximately $6.4 million, $6.1 million, $2.8 million and $3.0 million of rental income based on a percentage of its tenants' sales for the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, respectively.

As of December 31, 2013 and 2012, the estimated allowance associated with Operating Partnership's outstanding rent receivables, included in Receivables, net in the Operating Partnership's Consolidated Balance Sheets was $30.2 million and $28.2 million, respectively. In addition, as of December 31, 2013 and 2012, receivables associated with the effects of recognizing rental income on a straight-line basis were $48.6 million and $31.7 million, respectively net of the estimated allowance of $0.9 million and $0.5 million, respectively.

11. Stock Based Compensation
Class B Units
Certain employees of the Operating Partnership were granted Class B Units in the Partnerships in 2011 and 2013 prior to BPG's IPO. The Class B Units were granted with service conditions and performance and market conditions. The fair value of the Class B Units with service conditions are recognized ratably over the applicable service period. The Class B Units granted, subject to performance and market conditions, will be recognized as the applicable conditions are met. The Class B Units granted are profits interests having economic characteristics similar to stock appreciation rights and representing the right to share in any increase in value that exceeds a specified threshold. Therefore, the Class B Units only have value to the extent there is an appreciation in the value of the Business from and after the applicable date of grant and the appreciation rights exceeds a specified threshold. The Class B Units granted, subject to performance and market conditions, vest on the date, if any, that the Operating Partnership's Sponsor receives cash proceeds resulting in a 15% internal rate of return, subject to continued employment on such date.

In connection with BPG's IPO, the Class B Units subject to performance and market vesting conditions were modified such that 75% of those awards vested as of the IPO effective date. The Class B Units which solely have vesting service conditions and the remaining 25% of the awards with performance and market vesting conditions were also further modified to require the payment of non-forfeitable dividends during the period in which they are unvested.

The vested Class B Units as of the IPO effective date were exchanged for a combination of vested shares of BPG's common stock, vested shares of BPG Subsidiary stock and a cash payment of $6.0 million. The $6.0 million cash payment was paid to the Class B Unit holders by Blackstone to reduce the number of fully vested common shares of BPG and BPG Subsidiary that would have otherwise been issued in the conversion of the Class B Units to shares of BPG common stock. The $6.0 million was recorded as incentive-based compensation expense during the year ended December 31, 2013.

The unvested Class B Units as of the IPO effective date were exchanged for a combination of unvested restricted shares of BPG's common stock and unvested restricted shares of BPG Subsidiary stock. The unvested restricted shares are subject to the same vesting terms as those applicable to the exchanged Class B Units.

The Class B Units granted to employees by the Partnerships were recorded as a contribution by the Partnerships, with amortization, net of forfeitures, being recorded as a component of General and administrative expenses in the Combined Consolidated Statements of Operations. As a result of the modification of the awards the Operating Partnership recognized $24.9 million of incentive-based compensation related to the units subject to performance and market vesting conditions during the year ended December 31, 2013. The Operating Partnership did not recognize expense related to the units subject to performance conditions as of December 31, 2012 and 2011 as the applicable conditions were not yet met.

The Operating Partnership calculates the fair value of share based compensation awards using the Black-Scholes-Merton option pricing model which requires the use of subjective assumptions, including share price volatility, the expected life of the award, risk free interest rate and expected dividend yield. In developing its assumptions the Operating Partnership takes into account the following:

As a result of BPG's status as a private company for the last several years the Operating Partnership does not have sufficient history to estimate the volatility of its common share price. The Operating Partnership calculates the expected volatility based on reported data for selected reasonably similar publicly traded companies for which historical information is available. The Operating Partnership plans to continue to use the guideline peer group volatility information until the historical volatility of BPG's common shares is relevant to measure expected volatility for future award grants;

The Operating Partnership determines the risk free interest rate by reference to implied yields available from United States Treasury securities with a remaining term equal to the expected life assumed at the date of the grant;

The Operating Partnership's assumed dividend yield is based on its historical dividends paid, excluding dividends that resulted from activities to be one time in nature;

The Operating Partnership estimates the average expected life of the awards based on the projected liquidity event.
The assumptions used in the Black-Scholes-Merton option pricing model are set forth below:

	2011	2013
Dividend yield	0%	0%
Risk free interest rate	0.9%	0.2%
Expected volatility	80.0%	35.0%
Expected life	5 years	1.6 years

The following table presents the grant dates and numbers of Class B units granted to employees from
June 28, 2011 through December 31, 2013:

		Estimated Fair Value Per Class B Units at Grant Date		Total Estimated Value of Class B Units at Grant Date (in millions)
Date of Grant	Number of Class B Units Granted (in millions)	Service Condition	Performance and Market Condition	Service Condition	Performance and Market Condition

November 1, 2011	96.8	$0.450	$0.440	$21.8	$21.3
March 29, 2013	9.1	$0.445	$0.444	$2.0	$2.0
April 30, 2013	1.8	$0.445	$0.444	$0.4	$0.4
May 20, 2013	20.6	$0.289	$0.289	$3.0	$3.0

In addition, certain of the Operating Partnership’s employees were granted equity incentive awards in the Acquired Properties. These awards were granted with service conditions and performance and market conditions. As the awards were granted to the employees under the Operating Partnership’s management agreement with the owners of the Acquired Properties, the amounts earned by the employees for the amortization of the awards at their fair value as measured at each reporting period were considered to be a component of the Operating Partnership’s management fees, and then recorded a corresponding amount for compensation expense. In connection with the IPO, all of such awards vested. In exchange for the vested incentive awards, the holders received vested OP Units. During the year ended December 31, 2013, the Operating Partnership recorded $6.2 million of management fee income and compensation expense based upon the face value of the OP Units issued at the date of grant.

The IPO price of $20.00 per share was based on a number of factors, including the Operating Partnership's results of operations, the Operating Partnership's future prospects, the economic conditions in and future prospects for the industry in which the Operating Partnership competes, current market valuations of publicly traded companies considered comparable to the Operating Partnership and the other factors described under the section entitled "Underwriting" in BPG's prospectus, dated October 29, 2013 and filed with the SEC on October 31, 2013 pursuant to Rule 424(b)(4) under the Securities Act.

The methodology applied to determine the value of the awards at grant date and IPO would be substantially the same. The following table sets forth the value of the 2013 Class B Units at grant date and at the time of the IPO based on the IPO price of $20.00 per share.

Date of Grant	Value of Class B Units at Grant Date (in millions)	Assumed Value at IPO (in millions)
March 29, 2013	$4.0	$6.4
April 30, 2013	$0.8	$1.3
May 20, 2013	$6.0	$7.7

The increase in value between grant date and value at the IPO is due to improved operating results driven by an increase in underlying property performance and the impact of the July 2013 debt refinancing (specifically the new Unsecured Credit Facility, closed July 16, 2013).

Information with respect to Class B Units and restricted shares for the years ended December 31, 2013 and 2012 and for the period from June 28, 2011 to December 31, 2011 are as follows:

	Class B Units	Restricted Shares	Aggregate Intrinsic Value
Outstanding, June 28, 2011	—	—	$—
Vested	—	—	—
Granted	96,842	—	43,095
Forfeited	—	—	—
Outstanding, December 31, 2011	96,842	—	43,095
Vested	—	—	—
Granted	—	—	—
Forfeited	—	—	—
Outstanding, December 31, 2012	96,842	—	43,095
Vested	(41,990)	—	(17,327)
Granted	31,474	10	10,990
Forfeited	(16,342)	—	(7,272)
Exchanged	(69,984)	2,072
Outstanding, December 31, 2013	—	2,082	$29,486

During the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Operating Partnership recognized approximately $42.5 million, $6.4 million, $1.1 million and $0 respectively, of incentive-based compensation expense relating to these units as a component of General and administrative expense in the Combined Consolidated Statements of Operations.

As of December 31, 2013, there was $16.4 million of unrecognized compensation cost related to non vested stock granted under the Plan. This unrecognized compensation cost is expected to be recognized over the term of five years through 2018. The Operating Partnership issues new awards from its authorized units available at the date of grant.

12. Earnings Per Unit
Basic earnings per unit is calculated by dividing net income (loss) attributable to the Operating Partnership's common units, including participating securities, by the weighted average number of partnership common units outstanding for the period. Certain restricted units issued pursuant to the BPG's share-based compensation program are considered participating securities. Unvested restricted units are not allocated net losses, as such amounts are allocated entirely to the partnership common units.

The following table provides a reconciliation of the numerator and denominator of the earnings per unit calculations for the years ended December 31, 2013, 2012 and the period from June 28, 2011 through December 31, 2011:

	Successor
	Year Ended December 31,		Period from June 28, 2011 through December 31,
	2013	2012	2011
Computation of Basic Earnings Per Unit:
Loss from continuing operations	$(80,651)	$(149,521)	$(128,537)
Income attributable to non-controlling interests	(1,355)	(1,306)	(653)
Distributions on unvested restricted units	(200)	—	—
Loss from continuing operations attributable to partnership common units	(82,206)	(150,827)	(129,190)
Loss from discontinued operations, net of Series A interest	(41,677)	(10,668)	(5,762)
Net loss attributable to the Operating Partnerships common units for basic earnings per unit	$(123,883)	$(161,495)	$(134,952)

Weighted average number of vested common units outstanding - basic	250,109	238,834	238,834

Basic Earnings Per Unit Attributable to the Operating Partnership's Common Units:
Loss from continuing operations	$(0.33)	$(0.63)	$(0.54)
Loss from discontinued operations	(0.17)	(0.04)	(0.02)
Net loss (1)	$(0.49)	$(0.68)	$(0.57)

Computation of Diluted Earnings Per Unit:
Loss from continuing operations attributable to partnership common units	$(82,006)	$(150,827)	$(129,190)
Loss from discontinued operations, net of Series A interest	(41,677)	(10,668)	(5,762)
Net loss attributable to the Operating Partnership's common units for diluted earnings per unit	$(123,683)	$(161,495)	$(134,952)

Weighted average common units outstanding - basic	250,109	238,834	238,834
Effect of dilutive securities:
Equity awards	—	—	—
Weighted average common units outstanding - diluted	250,109	238,834	238,834

Diluted Earnings Per Unit Attributable to the Operating Partnership's Common Units:
Loss from continuing operations	$(0.33)	$(0.63)	$(0.54)
Loss from discontinued operations	(0.17)	(0.04)	(0.02)
Net loss (1)	$(0.49)	$(0.68)	$(0.57)
(1) Basic and Diluted earnings per unit for net income (loss) may not equal the sum of basic and diluted earnings per unit from income (loss) from continuing and discontinued operations due to rounding.

13.    Commitments and Contingencies
Leasing commitments
The Operating Partnership periodically enters into leases in connection with ground leases for neighborhood and community shopping centers which it operates and office leases for administrative space. During the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Operating Partnership recognized rent expense associated with these leases of $9.6 million, $9.4 million, $4.8 million and $4.5 million, respectively. Minimum annual rental commitments associated with these leases during the next five years and thereafter are as follows: 2014, $8.6 million; 2015, $8.6 million; 2016, $8.1 million; 2017, $8.0 million; 2018, $7.3 million and thereafter, $93.6 million.

Insurance captive
In April 2007, the Operating Partnership formed a wholly owned captive insurance company, ERT-CIC, LLC (“ERT CIC”) which underwrote the first layer of general liability insurance programs for the Operating Partnership’s wholly owned, majority owned and joint venture properties. The Operating Partnership formed ERT-CIC as part of its overall risk management program and to stabilize insurance costs, manage exposure and recoup expenses through the functions of the captive program. The Operating Partnership capitalized ERT CIC in accordance with the applicable regulatory requirements. ERT CIC established annual premiums based on projections derived from the past loss experience of the Operating Partnership’s properties. ERT CIC engaged an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs. Premiums paid to ERT CIC may be adjusted based on this estimate and may be reimbursed by tenants pursuant to specific lease terms.

During 2012, the Operating Partnership replaced ERT-CIC with a newly formed, wholly owned captive insurance company, Brixmor Incap, LLC (“Incap”). Incap underwrites the first layer of general liability insurance programs for the Operating Partnership’s wholly owned, majority owned and joint venture properties. The Operating Partnership formed Incap as part of its overall risk management program and to stabilize insurance costs, manage exposure and recoup expenses through the functions of the captive program. The Operating Partnership has capitalized Incap in accordance with the applicable regulatory requirements. Incap established annual premiums based on projections derived from the past loss experience of the Operating Partnership’s properties. Incap has engaged an independent third party to perform an actuarial estimate of future projected claims, related deductibles and projected expenses necessary to fund associated risk management programs.

Premiums paid to Incap may be adjusted based on this estimate and may be reimbursed by tenants pursuant to specific lease terms.

Environmental matters
Under various federal, state and local laws, ordinances and regulations, the Operating Partnership may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances. As a result, the Operating Partnership may be liable for certain costs including removal, remediation, government fines and injuries to persons and property. The Operating Partnership does not believe that any resulting liability from such matters will have a material adverse effect on the financial position, results of operations or liquidity of the Operating Partnership.

Other legal matters
The Operating Partnership is subject to various other legal proceedings and claims that arise in the ordinary course of business. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Operating Partnership.

14.    Related-Party Transactions
In the ordinary course of conducting its business, the Operating Partnership enters into customary agreements with its affiliates and unconsolidated joint ventures in relation to the leasing and management of its and/or its related parties' real estate assets.

As of December 31, 2013 and 2012, receivables from related parties were $6.1 million and $6.8 million, respectively, which are included in Receivables, net in the Consolidated Balance Sheets. As of December 31, 2013 and 2012, there were no material payables to related parties.

15.    Retirement Plan
The Operating Partnership has a Retirement and 401(k) Savings Plan (the "Savings Plan") covering officers and employees of the Operating Partnership. Participants in the Savings Plan may elect to contribute a portion of their earnings to the Savings Plan and the Operating Partnership makes a matching contribution to the Savings Plan to a maximum of 3% of the employee’s eligible compensation. For the years ended December 31, 2013 and 2012, the period from June 28, 2011 to December 31, 2011 and the period from January 1, 2011 to June 27, 2011, the Operating Partnership’s expense for the Savings Plan was approximately $1.3 million, $1.3 million, $0.7 million and $0.7 million, respectively.

16.    Subsequent Events

In preparing the Combined Consolidated Financial Statements, the Operating Partnership has evaluated events and transactions occurring after December 31, 2013 for recognition or disclosure purposes. Based on this evaluation, from December 31, 2013 through to the date the financial statements were issued, the following events have been identified:

•
On January 15, 2014, the Operating Partnership completed a cash tender offer (the “Tender Offer”) pursuant to which the Operating Partnership purchased 55.1% of the securities (the “Notes”) listed in the table below for an aggregate principal amount of $57.7 million. The offer was made pursuant to requirements set forth in the indenture governing the Notes (the "Indenture"), which provided that holders of the Notes had the right to require the Operating Partnership to repurchase such Notes from holders for cash on January 15, 2014 (the "Payment Date").

Title of Security	Principal Amount Outstanding	Principal Amount Validly Tendered
7.97% Senior Unsecured Notes due August 14, 2026	$10,000	$7,138
7.65% Senior Unsecured Notes due November 2, 2026	25,000	15,362
7.68% Senior Unsecured Notes due November 2, 2026	10,000	10,000
7.68% Senior Unsecured Notes due November 2, 2026	9,602	4,467
6.90% Senior Unsecured Notes due February 15, 2028	25,000	14,356
6.90% Senior Unsecured Notes due February 15, 2028	25,000	6,327
	$104,602	$57,650

The outstanding principal balance of the Notes was $104.6 million prior to the completion of the Tender Offer. The remaining outstanding balance of these notes will be repaid during 2026 and 2028. Holders who validly tendered their Notes on or prior to midnight, New York City time, on Tuesday, January 14, 2014 (the “Expiration Date”) were eligible to receive $1,000.00 per $1,000.00 principal amount of Notes (the “Tender Consideration”). Holders of the Notes who validly tendered their Notes before the Expiration Date also received accrued and unpaid interest on their Notes purchased pursuant to the Tender Offer from the last interest payment date to, but not including the payment date for the Notes purchased in the Tender Offer. The Notes purchased pursuant to the Tender Offer were cancelled and retired. Proceeds from the Unsecured Credit Facility were used to pay the bondholders under the Tender Offer.

In addition, pursuant to the Indenture, the covenant contained in the Indenture restricting the Operating Partnership or any subsidiary of the Operating Partnership from selling or transferring any real property (or any equity interest in an entity whose principal asset is real property) or the right to receive income or profits from such real property to any affiliate of the Operating Partnership that is not a subsidiary thereof or to any entity that owns an equity interest in the Operating Partnership expired and lapsed on January 15, 2014. See Note 1 - Initial Public Offering and IPO Property Transfers” for discussion of the transfer of Non-Core Properties to the pre-IPO owners of BPG on January 15, 2014.

•
On March 11, 2014, the Board of Directors approved grants of 625,750 restricted stock units (“RSUs”) in BPG to certain employees of the Operating Partnership, or at the election of certain employees, long-term incentive plan units (“LTIP Units”) in the Operating Partnership.  The RSUs and LTIP Units were granted with certain performance, market and service conditions.  The fair value of the RSUs and LTIP Units granted with market conditions will be recognized over the term of the award and the RSUs and LTIP Units granted with performance conditions will be recognized as the applicable performance and service conditions are met.  Under the terms of the RSUs and LTIP Units, the holder can earn up to a maximum of 150% of the award based on the actual results of the performance and market conditions.

•
On March 18, 2014, the Operating Partnership entered into a $600.0 million unsecured term loan facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, which will mature on March 18,

2019. The Credit Facility provides the option to increase the size of the term loan facility by up to $250.0 million in additional term loans, subject to certain limitations, for a total commitment of up to $850.0 million.